Exhibit 99.1

Digital Realty Trust, Inc. Completes Series A Preferred Stock offering

MENLO PARK, Calif., Feb 09, 2005 /PRNewswire-FirstCall via COMTEX/ — Digital Realty Trust, Inc. (NYSE: DLR) today announced the completion of its 8.50% Series A Cumulative Redeemable Preferred Stock offering. Citigroup and UBS Investment Bank, on behalf of the underwriters of the offering, exercised their over-allotment option to purchase an additional 540,000 shares of the Company’s Series A Cumulative Redeemable Preferred Stock at the offering price of $25.00 per share. Including the exercise of the underwriters’ over-allotment option, Digital Realty Trust issued a total of 4,140,000 shares of its Series A Cumulative Redeemable Preferred Stock, generating gross proceeds of $103.5 million.

Citigroup and UBS Investment Bank were joint-book running managers of the offering, with Merrill Lynch & Co. serving as co-lead manager and Credit Suisse First Boston, KeyBanc Capital Markets, and Stifel, Nicolaus & Company Incorporated serving as co-managers.

Copies of the final prospectus relating to the offering may be obtained by contacting Citigroup Global Markets Inc., Attention: Prospectus Department, 140 58th St., Brooklyn, New York, 11220 or UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue - 15th floor, New York, New York 10171.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc., traded on the New York Stock Exchange under the ticker symbol “DLR,” owns, acquires, repositions and manages technology-related real estate. The Company’s 24 properties contain applications and operations critical to the day-to-day operations of technology industry tenants. Comprising approximately 5.6 million net rentable square feet, Digital Realty’s property portfolio is located throughout the United States, with one property located in London, England.

SOURCE Digital Realty Trust, Inc.

A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust, Inc., +1-415-508-2849; or Investor

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